EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

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EXHIBIT A:
Attachment 77C
Submission of Matters to a Vote of Security holders


(a)	On April 29, 1999, a Special Meeting of the Shareholders (the
"Meeting") of Emerging Markets Debt Portfolio (the
"Portfolio") of Bear Stearns Investment Trust (the "Trust") was held at 10:00 A.M. at the offices of the Trust at 575
Lexington Avenue, New York, New York. The Trust filed definitive proxy materials and soliciting materials with the Securities and Exchange Commission (the "Commission") on
March 11, 1999, which materials are hereby incorporated by reference. On or about March 11, 1999, the Trust mailed the proxy materials to the shareholders of the Portfolio who were shareholders of record on February 25, 1999 (the
"Shareholders").

(b)	At the Meeting, the Shareholders considered and acted upon the proposal set forth below with the results of the voting for such proposal. The shares outstanding as of February 25, 1999 were 3,806,794. The shares present at the Meeting were 2,059,233.



Proposal 1.
	To approve and disapprove the Agreement and Plan of Reorganization and Liquidation to reorganize the Emerging Markets Debt Portfolio into newly created series of The Bear Stearns Funds and to subsequently dissolve Bear Stearns Investment
Trust.

Affirmative votes:    2,003,045 shares


Negative votes:       24,694 shares